Contact:	Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION ANNOUNCES
NAME CHANGE TO IMPERIAL CAPITAL BANCORP, INC.

La Jolla, California (August 1, 2007) ---ITLA Capital Corporation (NYSE: IMP) announced today that its shareholders have approved the Company's name change to Imperial Capital Bancorp, Inc. The name change will be effective on August 3, 2007. In conjunction with the name change, the Company is updating its website address to "imperialcapitalbancorp.com."

The Company's ticker symbol will not change, but the following new CUSIP number has been assigned to the Company's common stock: 452 680 101. Holders of stock certificates bearing the name ITLA Capital Corporation may continue to hold those certificates and will not be required to exchange them for new stock certificates or take any other action.

President and Chief Executive Officer George W. Haligowski stated: "Our new name better reflects our primary business operations as the holding company for Imperial Capital Bank and is more consistent with our ticker symbol, which changed from 'ITLA' to 'IMP' when we moved to the New York Stock Exchange from the NASDAQ Stock Market in December 2006."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has eight retail branch locations and 24 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic states, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.imperialcapitalbancorp.com